Benihana Inc. Sends Letter to Stockholders

Board Unanimously Approves Slate of Director Nominees and Recommends that Stockholders Vote For the Election of Each of the Nominees.

MIAMI, Dec. 20, 2011 /PRNewswire/ -- Benihana Inc. (NASDAQ: BNHN), operator of the nation's largest chain of Japanese theme and sushi restaurants, today sent a letter to stockholders highlighting the Company's continued performance momentum, and recommending that stockholders support the Company's nominees for election to the Board of Directors by signing and returning the WHITE proxy card as soon as possible.

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The full text of the letter is as follows:

December 20, 2011

Dear fellow Benihana stockholders:

Benihana will elect three new Class I members to its Board of Directors (the "Board") at its Annual Meeting, which will be held on January 10, 2012. We are delighted with our slate of three experienced and independent directors who will further strengthen the Board with their deep industry knowledge and experience. Ronald Castell, who is an incumbent director, most recently founded ReelRon LLC, a marketing consulting firm, and, among prior experience, has served as Senior Vice President at Blockbuster Entertainment Corp. and Huizenga Holdings, Inc. He will be joined by two new nominees whose backgrounds strongly complement the expertise of the existing directors – Michael Kaufman, President of the restaurant group of Centerplate, Inc., an $800 million provider of food service in sports, convention and entertainment venues; and Richard Snead, former President and Chief Executive Officer of Carlson Restaurants Worldwide, Inc., the parent company of T.G.I. Friday's. At the same time, Darwin Dornbush, Lewis Jaffe, and Joseph West will not stand for re-election in 2012, after many years of collective service to the Company.

Benihana's Board has proven its ability to execute operationally and deliver strong performance results for its stockholders, while implementing initiatives that will further contribute to enhancing shareholder value. Benihana's strong sales momentum, including its twenty-third consecutive period of comparable sales growth reported on December 8, 2011, demonstrates the success produced by your Board and management team's continued focus on growing the value of your investment in Benihana.

Additionally, on November 29, 2011, your Company announced that Benihana stockholders had approved its reclassification proposal. This represented a transformational event for Benihana – one that simplified the Company's capital structure instantly by creating a single class of Benihana's Common Stock. Supporting the belief that a single class structure is in the best interest of all stockholders, BFC Financial Corporation voluntarily eliminated the Series B Preferred Stock by converting its holdings to Common Stock.

Therefore, your Board has unanimously approved the Company's slate of nominees for election to the Board, and we recommend that all stockholders vote for the election of the nominees, each of whom is committed to continuing to enhance the value of Benihana for its stockholders.

Your vote is critical to your investment and the future success of your Company. Your vote is important regardless of the number of shares you own. Please take the time to vote today. To protect your investment, please take a moment right now to sign, date, and return the enclosed WHITE proxy card.

If your shares are registered in your own name, please sign, date and mail the enclosed WHITE proxy card to Georgeson in the self-addressed, stamped envelope provided. If your shares are held in the name of a brokerage firm, bank nominee or other institution, please sign, date and mail the enclosed WHITE proxy card in the self-addressed, stamped envelope provided. If you have any questions or need assistance in voting your shares, please contact our proxy solicitor at the following:

Georgeson
199 Water Street, 26th Floor
New York, NY 10038
Stockholders Call Toll-Free (888) 549-6618

We thank all of our Board members for a successful year that will position Benihana to continue delivering strong results going forward, and especially those who will be completing their terms this year - Darwin Dornbush, Lewis Jaffe, and Joseph West.

With appreciation for your investment in, and support for Benihana,

Richard C. Stockinger
Chairman, Chief Executive Officer, and President

Safe Harbor Statement

Except for the historical matters contained herein, statements in this letter are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect the business and prospects of Benihana, including, without limitation: risks related to Benihana's business strategy, including the Renewal Program and marketing programs; risks related to Benihana's ability to operate successfully in the current challenging economic environment; risks related to Benihana's efforts to strengthen its Benihana Teppanyaki concept and build its RA Sushi and Haru brands; and other risks and uncertainties that may cause results to differ materially from those set forth in the forward-looking statements. Past performance may not be indicative of future results. Although Benihana believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. In addition to the risks and uncertainties set forth above, investors should consider the risks and uncertainties discussed in Benihana's filings with the Securities and Exchange Commission, including, without limitation, the risks and uncertainties discussed under the heading "Risk Factors" in such filings. Benihana does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

Media Contacts

Jeremy Fielding / Anntal Silver
Kekst and Company
(212) 521-4800